                                                                      EXHIBIT 12

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                              THREE MONTHS
                                                                 ENDED              YEAR ENDED DECEMBER 31,
                                                               MARCH 30,     --------------------------------------
                                                                  1996        1995    1994    1993    1992    1991
                                                              ------------   ------  ------  ------  ------  ------
(DOLLAR AMOUNTS IN MILLIONS)
Net earnings................................................     $   605     $2,261  $1,918  $1,478  $1,251  $1,125
Provision for income taxes..................................         289      1,071     896     664     415     362
Minority interest...........................................          25         81     109     114      14      (7)
                                                                  ------     ------  ------  ------  ------  ------
Earnings before income taxes and minority interest..........         919      3,413   2,923   2,256   1,680   1,480
                                                                  ------     ------  ------  ------  ------  ------
Fixed charges:
  Interest..................................................       1,683      6,520   4,464   3,503   3,713   4,280
  One-third of rentals......................................          40        170     153     138      90      34
                                                                  ------     ------  ------  ------  ------  ------
Total fixed charges.........................................       1,723      6,690   4,617   3,641   3,803   4,314
                                                                  ------     ------  ------  ------  ------  ------
Less interest capitalized, net of amortization..............           6         21       9       4       6       7
                                                                  ------     ------  ------  ------  ------  ------
Earnings before income taxes and
  minority interest plus fixed charges......................     $ 2,636     $10,082 $7,531  $5,893  $5,477  $5,787
                                                                  ------     ------  ------  ------  ------  ------
                                                                  ------     ------  ------  ------  ------  ------
Ratio of earnings to fixed charges..........................        1.53       1.51    1.63    1.62    1.44    1.34
                                                                  ------     ------  ------  ------  ------  ------
                                                                  ------     ------  ------  ------  ------  ------